EXHIBIT 4.529

AMENDMENT AGREEMENT NO. 5

dated 7 NOVEMBER 2012

for

SIG COMBIBLOC GMBH & CO KG

as Chargor

and

WILMINGTON TRUST (LONDON) LIMITED

as Chargee

RELATING TO A

CHARGE AND SECURITY DEPOSIT OVER BANK

ACCOUNTS AGREEMENT

DATED 4 MARCH 2010 AS AMENDED ON 27 AUGUST 2010,

14 JANUARY 2011, 7 JUNE 2011 AND 14 OCTOBER 2011

The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any email communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee.

THIS AMENDMENT AGREEMENT (the “Agreement”) is made on November 7, 2012

BETWEEN:

(1)	SIG Combibloc GmbH & Co KG, a limited partnership organised under the laws of the Republic of Austria, having its registered seat as at the date of this Agreement in Saalfelden am Steinernen Meer, Austria, and its business address as at the date of this Agreement at Industriestrasse 3, 5760 Saalfelden, Austria, registered in the Austrian companies register (Firmenbuch) under file number FN240335 i; as chargor and depositor under this Agreement (the “Chargor”, the “Depositor”); and

(2)	Wilmington Trust (London) Limited, having its Registered office at Third Floor, 1 King’s Arms Yard, London, EC2R 7AF, the United Kingdom, acting as chargee under this Agreement, in its capacity as collateral agent acting on behalf and for the benefit of the Secured Parties (as defined in the Charge and Security Deposit over Bank Accounts Agreement (as defined below)) as appointed under the First Lien Intercreditor Agreement (as defined below) and authorised to represent their joint and several rights in connection with this Agreement (hereinafter, with its successors, permitted transferees and permitted assigns in such capacity, referred to as the “Collateral Agent” or the “Chargee”);

(1) and (2) are together hereinafter referred to as the “Parties” and “Party” means any of them, as the context may require.

RECITALS:

(A)	The Parties hereby declare that the Charge and Security Deposit over Bank Accounts Agreement (as defined below) was originally concluded on 4 March 2010 between the Chargee and the Chargor, pursuant to both (i) the Credit Agreement and (ii) the 2009 Indenture (each as defined in the Charge and Security Deposit over Bank Accounts Agreement), and the Charge and Security Deposit over Bank Accounts Agreement was amended pursuant to, among others, (x) the 2010 Indenture, (y) the February 2011 Indenture and (z) the August 2011 Indenture (each as defined in the Charge and Security Deposit over Bank Accounts Agreement).

(B)	In connection with the Credit Agreement, the 2009 Indenture, the 2010 Indenture, the February 2011 Indenture and the August 2011 Indenture, certain parties have entered into a first lien intercreditor agreement dated 5 November 2009 between, among others, The Bank of New York Mellon as trustee under the 2009 Indenture, Credit Suisse AG as representative under the Credit Agreement and each grantor party thereto, as subsequently amended by Amendment No. 1 and Joinder Agreement dated 21 January 2010, which added the Collateral Agent as a collateral agent under the First Lien Intercreditor Agreement (the “First Lien Intercreditor Agreement”).

(C)

Pursuant to an amendment no. 7 and incremental term loan assumption agreement dated 28 September 2012, and entered into between, among others, Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings LLC (formerly Reynolds Consumer Products Holdings Inc.), Closure Systems International Holdings Inc., SIG Euro Holding AG & Co. KGaA, SIG Austria Holding GmbH, Pactiv LLC (formerly Pactiv

Corporation), Closure Systems International B.V., Beverage Packaging Holdings (Luxembourg) III S.à r.l., Evergreen Packaging Inc., Reynolds Consumer Products Inc., the lenders from time to time party thereto and Credit Suisse AG as administrative agent, the Credit Agreement has been amended and restated.

(D)	Pursuant to an indenture (the “September 2012 Secured Notes Indenture”) dated 28 September 2012 and entered into among Reynolds Group Issuer Inc., Reynolds Group Issuer LLC and Reynolds Group Issuer (Luxembourg) S.A. as issuers (and, together, the “September 2012 Issuers”), The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent, The Bank of New York Mellon, London Branch, as paying agent and Wilmington Trust (London) Limited as additional collateral agent, certain secured notes were issued by the September 2012 Issuers on 28 September 2012.

(E)	The obligations in respect of the September 2012 Secured Notes Indenture and any Senior Secured Note Documents (as defined therein) have been designated as “Additional Obligations” under, and in accordance with, section 5.02(c) of the First Lien Intercreditor Agreement.

(F)	As a consequence of the above, the Parties agreed to amend the Charge and Security Deposit over Bank Accounts Agreement and enter into this Agreement.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Charge and Security Deposit over Bank Accounts Agreement” means the charge and security deposit over bank accounts agreement concluded in the form of a private deed dated 4 March 2010, as amended on 27 August 2010, 14 January 2011, 7 June 2011 and 14 October 2011 between the Chargor and the Chargee.

1.2	Incorporation of defined terms

(a)	Unless a contrary indication appears, a term defined in the First Lien Intercreditor Agreement and in the Charge and Security Deposit over Bank Accounts Agreement has the same meaning in this Agreement and in any notice given under this Agreement.

(b)	The principles of construction set out in the Charge and Security Deposit over Bank Accounts Agreement shall have effect as if set out in this Agreement.

1.3	Clauses

In this Agreement any reference to a “Clause” is, unless the context otherwise requires, a reference to a Clause to this Agreement.

2.	AMENDMENTS TO THE CHARGE AND SECURITY DEPOSIT OVER BANK ACCOUNTS AGREEMENT

With effect from the date of this Agreement:

(a)	The definition of “Credit Agreement” in clause 1.1 (Definitions) of the Charge and Security Deposit over Bank Accounts Agreement shall be replaced with the following wording:

““Credit Agreement” means the Credit Agreement dated as of 5 November 2009, among Closure Systems International B.V., Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings Inc., SIG Euro Holding AG & Co. KGaA, Closure Systems International Holdings Inc. and SIG Austria Holding GmbH as borrowers, Reynolds Group Holdings Limited, the lenders from time to time party thereto and Credit Suisse AG (formerly known as Credit Suisse), as administrative agent, as amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time (including, without limitation by amendment no. 7 and incremental term loan assumption agreement dated 28 September 2012 entered into between, among others, Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings LLC (formerly Reynolds Consumer Products Holdings Inc.), Closure Systems International Holdings Inc., SIG Euro Holding AG & Co. KGaA, SIG Austria Holding GmbH, Closure Systems International B.V., Pactiv LLC (formerly Pactiv Corporation), Beverage Packaging Holdings (Luxembourg) III S.à r.l., Evergreen Packaging Inc., Reynolds Consumer Products Inc., the lenders from time to time party thereto and Credit Suisse AG as administrative agent.”

(b)	The definitions of “May 2010 Incremental Assumption and Amendment Agreement”, “September 2010 Incremental Assumption and Amendment Agreement”, “February 2011 Incremental Assumption and Amendment Agreement” and “August 2011 Incremental Assumption and Amendment Agreement” shall be deleted in clause 1.1 (Definitions) of the Charge and Security Deposit over Bank Accounts Agreement.

(c)	The following new definitions shall be inserted in clause 1.1 (Definitions) of the Charge and Security Deposit over Bank Accounts Agreement in alphabetical order:

““September 2012 Issuers” means the “Issuers” under, and as defined in, the September 2012 Secured Notes Indenture, including their successors in interest.”

““September 2012 Secured Notes Indenture” means the indenture dated 28 September 2012, between, among others, the September 2012 Issuers and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent, The Bank of New York Mellon, London Branch, as paying agent and Wilmington Trust (London) Limited, as additional collateral agent, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time.”

(d)	Clause 2.1 (i) of the Charge and Security Deposit over Bank Accounts Agreement shall be replaced in its entirety with the following wording:

“(i)	USD 9, 605,000,000 (that is nine billion six hundred and five million U.S. $) and EUR 830,000,000 (that is eight hundred and thirty million euro) (the “Secured Principal”); plus.

3.	CONTINUITY AND FURTHER ASSURANCE

3.1	Continuing obligations

The provisions of the Charge and Security Deposit over Bank Accounts Agreement shall, save as amended by this Agreement, continue in full force and effect.

3.2	Further assurance

The Chargor shall, at the reasonable request of the Chargee and at its own expense, do all such acts and things necessary to give effect to the amendments effected or to be effected pursuant to this Agreement.

4.	INCORPORATION OF TERMS

The provisions of clause 10 (Remedies and waivers), clause 11 (Severability), clause 17 (Notices) and clause 19 (Jurisdiction) of the Charge and Security Deposit over Bank Accounts Agreement shall be incorporated into this Agreement as if set out in full in this Agreement and as if references in those clauses to “this Agreement” are references to this Agreement.

5.	GOVERNING LAW

This Agreement is governed by Hungarian law.

6.	RIGHTS OF THE COLLATERAL AGENT

Notwithstanding anything contained herein, the Parties agree that this Agreement shall be deemed a “Security Document” for the purposes of and as defined in the First Lien Intercreditor Agreement (and for no other purpose) and accordingly each of the protections, immunities, rights, indemnities and benefits conferred on the Collateral Agents under the Charge and Security Deposit over Bank Accounts Agreement and the First Lien Intercreditor Agreement shall continue in full force and effect and shall apply to this Agreement as if set out in full herein.

SIGNATURES

SIG Combibloc GmbH & Co KG, represented by its general partner SIG Combibloc GmbH - as Chargor

By:	/s/ DI Wolfgang Ornig
DI Wolfgang Ornig

Wilmington Trust (London) Limited - as Chargee

By:	/s/ Paul Barton
Paul Barton
Relationship Manager